Exhibit 23.1

Consent of Independent Auditors

We consent to the use in this Annual Report of Biomira Inc. (“the Company”) on Form 40-F of our report dated February 7, 2003 (including “Comments by Auditors for U. S. Readers on Canada – U. S. Reporting Differences”) of our audit of the consolidated financial statements of the Company as of December 31, 2002 and as of December 31, 2001 and for each of the years in the three year period ended December 31, 2002, included herein in the Form 40-F.

Signed: Deloitte & Touche LLP

Chartered Accountants

Edmonton, Alberta, Canada
May 20, 2003